Exhibit 99.1

MEDICAL STAFFING NETWORK HOLDINGS ANNOUNCES
SECOND QUARTER 2005 OPERATING RESULTS;
SEQUENTIAL REVENUE INCREASE CONTINUES
WITH SUBSTANTIAL MARGIN IMPROVEMENT

Boca Raton, Fla. (August 3, 2005) - Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $101.9 million for the second quarter of 2005, an increase of 1.3% from first quarter 2005 revenues of $100.6 million and a decrease of 3.9% from second quarter 2004 revenues of $106.0 million. Net income for the second quarter of 2005 was $0.3 million, or $0.01 per diluted share, as compared to a net loss of $1.0 million, or $0.03 per share, for the first quarter of 2005 and a net loss of $0.9 million, or $0.03 per share, for the second quarter of 2004.

Commenting on the second quarter’s results, Robert J. Adamson, chairman and chief executive officer, stated, “We experienced continued stabilization in the market this quarter from a revenue perspective, with another modest increase in sequential revenue and a substantial increase in gross margins. While hospital admissions appear to be mixed and somewhat soft, demand for our services continues to modestly improve. We have had two quarters of sequential revenue growth and the year over year revenue decline of 3.9% was our smallest decline in nearly two years.”

Mr. Adamson added “We are very pleased with the continued improvement in gross margins this year. Our margins improved 50 basis points in the first quarter of this year compared to the prior year and for the second quarter of this year our margins improved 100 basis points compared to the prior year. We have reduced operating expenses and our balance sheet management has allowed us to reduce interest expense by more than 35% from the prior year quarter. We completed one acquisition this quarter and will continue to pursue acquisitions as part of our overall growth strategy.”

Kevin S. Little, president, commented, “To better position the Company for increased profitability, we completed several substantial expense reduction initiatives at the end of the second quarter. These initiatives, which had nominal associated costs to complete, are expected to result in approximately $4.0 million of annualized costs savings. Additionally, we have substantially reduced our outstanding debt with the free cash flow generated in the past year. At the end of the second quarter of 2005, debt outstanding totaled $30.3 million compared with $42.2 million for this time last year. Through July 2005, outstanding debt has been further reduced to under $27.0 million.”

Mr. Little continued, “The Joint Commission on Accreditation of Healthcare Organizations (JCAHO) recently completed their review of our corporate office and our national branch network. We have been strong supporters of the new healthcare staffing firm certification program that JCAHO created and the quality standards it requires. Obtaining certification will provide an objective confirmation of the high quality healthcare professionals and excellent service that we have been providing to our clients for many years. Other national per diem nurse staffing companies have indicated that they will not undergo the

JCAHO certification process. We believe that to further align MSN as a partner to our clients, it is appropriate and important to participate in the certification program administered by the respected institution that accredits healthcare facilities. We believe the certification will provide us with a competitive advantage over healthcare staffing firms who are either unwilling or unable to obtain the certification. We should obtain the results of the JCAHO review in the next 30-45 days.”

Gross profit was $22.8 million for the second quarter of 2005, an increase of 6.4% from the first quarter of 2005 gross profit of $21.4 million and a 0.6% increase from the second quarter of 2004 gross profit of $22.7 million. Gross margin for the second quarter of 2005 was 22.4%, an increase from the gross margins of 21.3% for the first quarter of 2005 and 21.4% for the second quarter of 2004. The increase from the first quarter of 2005 was primarily due to lower state and federal unemployment taxes, which historically occurs after the first few months of the new calendar year. The increase over the prior year was primarily due to improved self insurance claims experience and a modest improvement in the bill to pay rate spread.

Selling, general and administrative expenses were $20.4 million, or 20.0% of revenues, in the second quarter of 2005 as compared to $21.3 million, or 20.2% of revenues, for the same period of the prior year and $20.9 million, or 20.7% of revenues, for the first quarter of 2005. The decrease from the prior year was due to a $0.7 million charge associated with executive severance and search costs recorded in the second quarter of 2004 coupled with other expense reduction measures. The decrease from the first quarter of 2005 was due to a combination of expense reduction measures, offset in part, by an increase in advertising expenditures.

Revenues were $202.4 million for the six months ended June 26, 2005, a decrease of 4.7% from revenues of $212.4 million for the comparable prior year period. Net loss for the six months ended June 26, 2005 was $0.7 million, or $0.02 per share, compared to a net loss of $1.5 million, or $0.05 per share, for the comparable prior year period.

Gross profit was $44.3 million for the six months ended June 26, 2005, a decrease of 1.3% from the gross profit of $44.8 million for the comparable prior year period. Gross margin for the six months ended June 26, 2005 was 21.9%, an increase from the gross margin of 21.1% for the comparable prior year period. The increase over the prior year was primarily due to improved self insurance claims experience and a modest improvement in the bill to pay rate spread.

Selling, general and administrative expenses were $41.3 million, or 20.4% of revenues, for the six months ended June 26, 2005 as compared to $41.9 million, or 19.7% of revenues, for the comparable prior year period. The decrease was primarily due to a $0.7 million charge associated with executive severance and search costs recorded in the second quarter of 2004.

The Company also announced today that Edward Robinson has joined its Board of Directors effective today. Mr. Robinson was Chief Operating Officer of Meditrust Operating Company, a healthcare REIT from 1997 to 1998. Previously Mr. Robinson was President and Chief Operating Officer of Avon Products, Inc. from 1993 to 1997 and Executive Vice President and Chief Financial Officer from 1989 to 1992. Prior to Avon, Mr. Robinson held various positions with RJR Nabisco and its predecessor companies, Standard Brands and Nabisco Brands. Mr. Robinson serves on the Advisory Board of W.R. Capital Management, L.P. and is the Chairman of the Audit Committee of Bentley Pharmaceuticals, Inc. Mr. Robinson is a Certified Public Accountant licensed by the State of New York. Commenting on Mr. Robinson’s joining the Board, Mr. Adamson stated “Mr. Robinson brings a wealth of experience and business acumen and is a valuable addition to our board. We look forward to having his insight and guidance contribute to the long-term success of our company.”

Conference Call
The Company’s management will host a conference call and webcast to discuss the earnings release at 1:00 p.m. Eastern time on Thursday, August 4. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company’s website at www.msnhealth.com or at www.fulldisclosure.com.

Company Summary
Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,”“anticipates,”“intends,”“plans,”“believes,”“estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to further reduce operating expenses, our ability to sustain the improved self insurance claims experience, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, our ability to maintain the improvement in the spread between bill and pay rates, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JCAHO accreditation, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and integration strategies the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

MEDICAL STAFFING NETWORK HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2005	2004	2005	2004
Service revenues	$101,872	$106,002	$202,448	$212,395
Cost of services rendered	79,048	83,324	158,180	167,548
Gross profit	22,824	22,678	44,268	44,847
Operating expenses:
Selling, general and administrative	20,392	21,339	41,249	41,879
Depreciation and amortization	1,374	1,650	2,842	3,297
Total operating expenses	21,766	22,989	44,091	45,176
Income (loss) from operations	1,058	(311)	177	(329)
Interest expense, net	655	1,011	1,452	1,971
Income (loss) before provision for (benefit from) income taxes	403	(1,322)	(1,275)	(2,300)
Provision for (benefit from) income taxes	140	(383)	(548)	(764)
Net income (loss)	$263	$(939)	$(727)	$(1,536)

Basic and diluted net income (loss) per share	$0.01	$(0.03)	$(0.02)	$(0.05)

Weighted average common shares outstanding:
Basic	30,233	30,230	30,232	30,226
Diluted	30,290	30,230	30,232	30,226

Operating Statistics:
Hours worked	2,476	2,488	4,945	5,019

MEDICAL STAFFING NETWORK HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	June 26,	December 26,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$264	$345
Accounts receivable, net	57,400	57,478
Other current assets	13,076	11,164
Total current assets	70,740	68,987
Furniture and equipment, net	7,743	8,481
Goodwill, net	129,878	129,474
Other assets, net	4,231	3,961
Total assets	$212,592	$210,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$14,580	$12,457
Accrued payroll and related liabilities	6,761	6,597
Total current liabilities	21,341	19,054
Long-term debt	30,340	31,760
Deferred income taxes	11,314	9,808
Other long-term obligations	287	255
Total liabilities	63,282	60,877
Total stockholders’ equity	149,310	150,026
Total liabilities and stockholders’ equity	$212,592	$210,903

CONTACT	Medical Staffing Network Holdings, Inc., Boca Raton
Robert J. Adamson, 561-322-1303